EXHIBIT 32
Certification
Pursuant to 18 United States Code § 1350 and
Rule 13a-14(b) of the Securities Exchange Act of 1934
In connection with the Quarterly Report of Pulte Homes, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned herby certifies that to his knowledge:
(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: August 4, 2005

/s/ Richard J. Dugas, Jr.

Richard J. Dugas, Jr. President and Chief Executive Officer

/s/ Roger A. Cregg

Roger A. Cregg Executive Vice President and Chief Financial Officer

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